EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption, “Selected Financial Data,” and to the incorporation by reference in the Registration Statement (Form S-8 No. 333-10261) pertaining to the 1991 Stock Option Plan of Rochester Medical Corporation and the Registration Statement (Form S-8 No. 333-62592) pertaining to the 2001 Stock Incentive Plan of Rochester Medical Corporation of our report dated October 27, 2006, with respect to the financial statements of Rochester Medical Corporation included in this Annual Report (Form 10-K) for the year ended September 30, 2006.
Minneapolis, Minnesota
December 20, 2006
/s/ McGladrey & Pullen LLP